Exhibit 99.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is hereby entered into as of the 21st day of March, 2006 by and between HARVARD MILLS LIMITED PARTNERSHIP, a Massachusetts limited partnership (“Landlord”), and EDGEWATER TECHNOLOGY (DELAWARE), INC., a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, pursuant to a certain Lease dated as of March 31, 1995 between Harvard Mills Realty, as landlord, and Tenant, as tenant (the “Original Lease”), as amended by a certain First Amendment To Lease dated as of July 11, 1996 (the “First Amendment”) by and between Harvard Mills Realty Limited Partnership and Tenant, and by a Second Amendment To Lease dated December 31, 2003 between Landlord and Tenant (the “Second Amendment”) (collectively, as so amended, the Original Lease shall be referred to herein as the “Lease”), Tenant is presently leasing from Landlord certain premises, consisting of approximately 30,004 rentable square feet of office area (the “East Wing Premises”) on the first (1st) floor of the building described as the east wing on Exhibit “A” to the Lease commonly known as the “East Wing” (the “East Wing”) of the “Project” (defined below); and

WHEREAS, among other things, there is also a building described as the western wing on Exhibit “A” to the Lease, which is commonly known as the “West Wing” (the “West Wing”) although presently not subject to nor part of the Lease; and

WHEREAS, together (i) the East Wing, (ii) the West Wing, (iii) the parking garage that serves both buildings, and (iv) an adjacent lot on which is currently located a steam plant that provides heat for the project, which lot is shown on EXHIBIT G — SITE PLAN attached hereto as the “Adjacent Lot” (the “Adjacent Lot”) are collectively and commonly known as Harvard Mills in Wakefield, Massachusetts (as more particularly described and defined in the Lease, the “Project”); and

WHEREAS, Landlord is the current holder of the landlord’s interest under the Lease;

WHEREAS, Landlord and Tenant desire to (i) add certain space in the West Wing to the Premises under the Lease, (ii) to construct and add to the Premises under the Lease an enclosed, connecting walkway-bridge between the existing space in the East Wing Premises and the “West Wing Premises” (as such term is defined herein), and (iii) to amend the Lease in certain other respects, all as more particularly set forth herein; and

WHEREAS, the term of the Lease is scheduled to expire on December 31, 2013, and Tenant and Landlord desire to extend the term beyond such date and to modify the terms of the Lease, pursuant to the terms, provisions and conditions of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Landlord and Tenant hereby agree as follows:

1.                 Addition of New Premises To Premises Under Lease; New Premises Commencement Date.

As of the “New Premises Commencement Date” (as such term is defined herein), the “West Wing Premises” (as defined below) and the “Connecting Walkway Bridge Premises” (as defined below) shall be added to the Premises under the Lease for all purposes thereunder, except as otherwise set forth herein. The West Wing Premises, which consists of an estimated approximately 35,568 rentable square feet of space in the West Wing, is shown as the “West Wing Premises” on EXHIBIT B - WEST WING PREMISES attached hereto (the “West Wing Premises”). The Connecting Walkway Bridge Premises, which consists of an estimated 455 rentable square feet of space, is shown as the “New Enclosed Walkway Connecting East and West Building (Approx. 455 RSF)” on EXHIBIT C1 - CONNECTING WALKWAY AT LOADING DOCK attached hereto (the “Connecting Walkway Bridge Premises”). Except as otherwise provided in this Amendment, all terms and provisions of the Lease shall be applicable to the West Wing Premises and the Connecting Walkway Bridge Premises (collectively, the West Wing Premises and the Connecting Walkway Bridge Premises shall be referred to herein as the “New Premises”).

The New Premises Commencement Date shall be August 1, 2006.

Upon the completion of “Tenant’s West Wing Premises  Improvements” (as such term is defined herein) and the “Connecting Walkway Bridge Work” (as such term is defined herein), Landlord’s architect and Tenant’s architect shall mutually confirm and/or determine the rentable square footage of the West Wing Premises and the Connecting Walkway Bridge Premises and shall notify Landlord and Tenant in writing of the determination of the rentable square footage for both of such spaces, which determination shall be conclusive on the parties and which determination shall be used to calculate the actual Base Rent and Tenant’s Percentage Share for the West Wing Premises (which, for such purposes of calculating such percentage, shall be deemed to include the Connecting Walkway Bridge Premises) and the new Tenant’s Percentage for the Project, each as referenced in Section 10(ii) of this Amendment.

Upon request by either party, the non-requesting party and the requesting party shall execute a Commencement Date Agreement whereby the parties shall confirm the rentable square footage of the West Wing Premises and the Connecting Walkway Bridge Premises, the Base Rent for both of such spaces (in the event that the respective rentable square footages for such spaces changes from the estimated numbers stated herein), and Tenant’s Percentage for the West Wing Premises (which for such purposes shall be deemed to include the Connecting Walkway Bridge Premises) and Tenant’s Percentage for the Project (taking into account that Tenant will be leasing the East Wing Premises, the West Wing Premises and the Connecting Walkway Bridge Premises), each of such percentages to be in the format described in Section 10(ii) of this Amendment.

2.                 Landlord’s Common Area Improvements. On or before the New Premises Commencement Date, Landlord shall perform the improvements, at Landlord’s sole cost and expense, to the common areas within the West Wing described in EXHIBIT D1 - COMMON AREA IMPROVEMENTS and EXHIBIT D2 — COMMON AREA IMPROVEMENTS attached hereto (collectively, the “Landlord’s Common Area Improvements”).

3.                 Landlord’s HVAC Improvements. On or before the New Premises Commencement Date, Landlord shall perform, at Landlord’s sole cost and expense, the work described in EXHIBIT E 1 of 2 — LANDLORD’S HVAC WORK (collectively, “Landlord’s HVAC Improvements”). However, Tenant shall be responsible for the design, distribution and installation of the HVAC ductwork within the West Wing Premises, which work shall be performed as part of Tenant’s West Wing Premises Improvements.

4.                 Landlord’s Walkway Bridge Work. Landlord shall construct, at its sole cost and expense, a connecting walkway bridge (the “Walkway Bridge”) between the East Wing Premises and the West Wing Premises in the location and in accordance with the concept plan set forth in EXHIBIT C1 — CONNECTING WALKWAY AT LOADING DOCK, EXHIBIT C2 - CONNECTING WALKWAY ELEVATION (VIEW FROM COURT YARD) and EXHIBIT C3 — GRAPHIC SECTION AT CONNECTING WALKWAY AND LOADING DOCK attached hereto (“Landlord’s Walkway Bridge Work”) (Landlord’s Common Area Improvements, Landlord’s HVAC Improvements, Landlord’s Walkway Bridge Work and  “Landlord’s Demolition Work” and “Landlord’s West Wing Premises Work” described in Section 5 hereof shall be referred to collectively herein as “Landlord’s Work”).

Landlord will use diligent efforts to substantially complete Landlord’s Walkway Bridge Work upon Tenant’s completion of Tenant’s West Wing Premises Improvements; provided, however, that Landlord and Tenant agree that substantial completion of Landlord’s Walkway Bridge Work shall occur no later than 45 days after the issuance of a temporary or final certificate of occupancy for the West Wing Premises. In the event that Landlord’s Walkway Bridge Work shall not have been substantially completed and the Walkway Bridge open for use by Tenant within 45 days after the issuance of a temporary or final certificate of occupancy for the West Wing Premises and Tenant’s West Wing Premises Improvements (except for delays caused by Tenant or its agents, employees or contractors), then the New Premises Commencement Date (including, without limitation, the payment of rent for the West Wing Premises) shall be extended on a day-for-day basis until said Landlord’s Walkway Bridge Work is substantially complete and the Walkway Bridge is open for Tenant’s use.

Within forty-five (45) days from the date of execution hereof, Landlord will provide Tenant with copies of a schematic plan and a specification showing and describing in greater detail the design components of Landlord’s Walkway Bridge Work (the “Connecting Bridge Plans”). Tenant shall provide comments to the Connecting Bridge Plans within five (5) business days after receipt of the same. Tenant shall have the right to request reasonable modifications to such plans provided  the time for substantial completion of Landlord’s Walkway Bridge Work may be extended to a reasonable date to reflect, as necessary, Tenant’s requested modifications.

5.                 Landlord’s Demolition Work; Landlord’s West Wing Premises Work; Tenant’s Construction of Tenant’s West Wing Premises Improvements; Landlord’s West Wing Premises Allowance. Except for (I) the demolition work described in EXHIBIT F1 — LANDLORD’S DEMOLITION WORK attached hereto (“Landlord’s Demolition Work”), which Landlord shall use diligent efforts to complete on or before May 1, 2006, and (II) the improvements described in EXHIBIT F2 — LANDLORD’S WEST WING PREMISES WORK attached hereto (“Landlord’s West Wing Premises Work”), which Landlord shall use diligent efforts to complete on or before July 1, 2006, Tenant shall accept the West Wing Premises in their then “as-is”, “where-is” condition as of the date hereof for purposes of constructing leasehold improvements to the West Wing Premises (“Tenant’s West Wing Premises Improvements”) with no representations or warranties and without any other obligations on the part of Landlord to perform any construction therein for Tenant’s occupancy or otherwise. Subject to the below provisions of this Section 5, Tenant shall have the right to construct Tenant’s West Wing Premises Improvements prior to the New Premises Commencement Date.

Tenant shall not make any alterations, additions or improvements associated with Tenant’s West Wing Premises Improvements except in accordance with plans and specifications first approved by Landlord (the “West Wing Premises Tenant Improvement Plans”), which consent shall not be unreasonably withheld, conditioned or delayed. Landlord shall not be deemed unreasonable, however, for withholding approval of any alterations or additions which (a) involve or might affect any structural or exterior element of the Building, or (b) will materially delay or interfere with completion of Landlord’s Work, or

(c) will require unusual expense to readapt the Premises to normal office use on Lease termination or increase the cost of construction or of insurance or taxes on the Building or the Project or of the Landlord’s services called for under the Lease. All of Tenant’s alterations, additions and improvements and installation and delivery of telephone and computer systems, furnishings, and equipment for the West Wing Premises shall be coordinated with any work being performed by Landlord and shall be performed in such manner, and by such persons, as shall maintain harmonious labor relations and not to cause any damage to the Building or interfere with other Building construction or operations. Before Tenant’s West Wing Premises Improvements are commenced, Tenant shall:  secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors (the identity of which must have been previously approved by Landlord) and cause each contractor to carry (i) workmen’s compensation insurance in statutory amounts covering all the contractor’s and subcontractor’s employees and (ii) commercial general liability insurance with such limits as Landlord may reasonably require, but in no event less than a combined single limit of $3,000,000 for the general contractor (and not less than $1,000,000 for each subcontractor), (all such insurance to be written in companies approved by Landlord and insuring Landlord, Tenant and the contractors), and to deliver to Landlord certificates of all such insurance. Tenant agrees to pay promptly when due, and to defend and indemnify Landlord from and against, the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Building or the Project and immediately to discharge any such liens which may so attach.

Landlord shall provide Tenant with a tenant improvement allowance in an amount up to the aggregate amount of $533,520.00 (i.e., $15.00 per square foot of the West Wing Premises, not including the Connecting Walkway Bridge Premises) (the “West Wing Premises Allowance”) to reimburse Tenant for the costs incurred by Tenant in performing Tenant’s West Wing Premises Improvements and the cost of preparing the West Wing Premises Tenant Improvement Plans (collectively, such costs incurred by Tenant shall be referred to herein as “Tenant’s West Wing Premises Improvements Costs”).

Within thirty (30) days after the later of (i) the New Premises Commencement Date and (ii) the date on which Tenant shall have completed Tenant’s West Wing Premises Improvements and shall have taken occupancy of the West Wing Premises, Landlord shall pay the applicable amount of the West Wing Premises Allowance to Tenant in one simple disbursement; provided that, prior to such payment by Landlord, Tenant shall submit to Landlord (a) a written requisition with copies of invoices (marked “paid”) supporting Tenant’s West Wing Premises Improvements Costs sought to be reimbursed (up to the aggregate amount of the West Wing Premises Allowance), (b) lien waivers from Tenant’s contractors, (c) a certificate from Tenant’s architect certifying as to the completion of Tenant’s West Wing Premises Improvements Work, and (iv) a certificate of occupancy for the West Wing Premises. Landlord shall provide a copy of the certificate of occupancy for any work to the common areas.

Tenant agrees to use diligent efforts to substantially complete construction of Tenant’s West Wing Premises Improvements on or before the New Premises Commencement Date. Landlord and Tenant agree to cooperate with one another in good faith (and to cause each party’s consultants to cooperate in good faith and in a timely manner) in order to complete the design and construction aspects of Tenant’s West Wing Premises Improvements in an efficient and timely manner.

6.                 Substantial Completion of Components of Landlord’s Work. Each of the components of Landlord’s Work described in Sections 2, 3, 4 and 5 of this Amendment shall be deemed substantially complete on the date on which (a) construction of the same shall have been substantially completed in accordance with the various exhibits to this Lease (with the exception of punch list items of Landlord’s Work that can be completed without material interference to Tenant), all as certified by Landlord’s architect, and (b), in the case of the Connecting Bridge Premises, a temporary or final certificate of occupancy therefor shall have been issued for the applicable portion thereof (if applicable).

7.                 Extension of Existing Term of Lease. Section 3(a) of the Lease (as amended by the Second Amendment) is hereby further amended in its entirety to read as follows:

“(a) This Lease is effective as of June 29, 1995 and will end on July 31, 2016, unless terminated earlier in accordance with the terms, provisions and conditions of this Lease (the ‘Term’).”

8.                 Deletion of Tenant’s Early Termination Right. Landlord hereby represents and warrants to Tenant that during the Term of this Lease, as amended, no portion of the West Wing shall be used for residential purposes. Section 3(c) of the Lease (as amended by the Second Amendment) is hereby deleted in its entirety and shall no longer have any force or effect.

9.                 Deletion of Tenant’s Existing Extension Option. Addendum No. 2 to the Lease entitled, “Extension Option” (as amended by Section 7 of the Second Amendment), is hereby deleted in its entirety.

10.           Amendments To Lease Effective As Of New Premises Commencement Date. Effective as of the New Premises Commencement Date, the Lease shall be amended as follows:

(i)                Section 1(d) of the Lease is replaced in its entirety consistent with this Amendment as follows:

“(d)      Building:   The portion of the Project identified as the East Wing and the West Wing of the Project on ‘EXHIBIT A’ attached hereto, in which the Premises is located.”

(ii)             Section 1(h) of the Lease (as amended by the Second Amendment) is replaced in its entirety consistent with this Amendment as follows:

“(h)      Tenant’s Percentage:

(I)              For purposes of calculating the Excess Taxes imposed on the Project that is due from Tenant under Section 5.2(a) of the Lease, Tenant’s Percentage shall be 28.31%.

(II)          For purposes of calculating the Excess Operating Costs for the Project that is due from Tenant under Section 6.2(a) of the Lease, Tenant’s Percentage shall be 28.31%.

(III)      For purposes of calculating the Excess Operating Costs for the East Wing that is due from Tenant under Section 6.2(a) of the Lease, Tenant’s Percentage shall be 32.45%.

(IV)      For purposes of calculating the Excess Operating Costs for the West Wing (which for these purposes shall be deemed to include the Connecting Walkway Bridge Premises) that is due from Tenant under Section 6.2(a) of the Lease, Tenant’s Percentage shall be 25.59%.

The percentages reflected in clauses (I), (II) and (IV) shall be subject to the confirmation and/or determination of the various rentable square footages by Landlord’s and Tenant’s architect as described in Section 1 of that certain Third Amendment to Lease between Landlord and Tenant dated as of March 21, 2006.”

EXAMPLE — Calculation of Tenant’s Share of Operating Cost Reimbursement:

Tenant’s share of Operating Costs for any given year after its Base Year of 2006 shall be computed as follows:

Operating Costs / East Wing — 2006:	$500,000	*
Operating Costs / East Wing — 2007:	$600,000
Increase in Operating Costs / East Wing:	$100,000

Tenant’s East Wing Percentage:	32.45%

Tenants Share of 2007 Operating Costs / East Wing:	$32,450

*All of the figures included in this Example, except for Tenant’s East Wing Percentage interest, are hypothetical and are not to be used in the actual calculation of Tenant’s Operating Cost reimbursement.

(iii)          The definition of “Premises” in Section 1(c) of the Lease (as amended by the Second Amendment) is hereby amended by deleting the present definition and replacing the same with the following:

“(c)       Premises. (I)  Space on the lower level and the entire first floor of the East Wing of the Building, agreed to contain, collectively, 30,004 square feet of rentable area (as shown on EXHIBIT A  attached hereto) and being the “East Wing Premises”, (II) an estimated approximately 35,568 rentable square feet in the West Wing of the Building as shown on EXHIBIT A attached hereto and being the West Wing Premises, and (iii) an estimated approximately 455 rentable square feet in the connecting bridge to be constructed between the East Wing Premises and the West Wing Premises, as shown as on EXHIBIT A attached hereto, and being the Connecting Walkway Bridge Premises.

Exhibit A to the Lease (as amended by the Second Amendment) is hereby replaced in its entirety with the Plan attached hereto as EXHIBIT A.

(iv)         Section 4 of the Lease (as amended by the Second Amendment) is hereby further amended by deleting the language added by the Second Amendment in its entirety and by replacing the same with:

“As of the New Premises Commencement Date, Base Rent (sometimes referred to herein as ‘base rent’) for the entire Premises shall be payable by Tenant to Landlord in the following amounts for the following periods of the Term (subject to the determination of the rentable square footages of the West Wing Premises and the Connecting Walkway Bridge Premises by Landlord’s architect as described in Section 1 of that certain Third Amendment To Lease between Landlord and Tenant dated as of March 21, 2006):

(A)	For the three (3) year period commencing on the New Premises Commencement Date (the “First New Rent Period”):	$1,155,472.50 ($17.50/RSF) per annum, in equal monthly installments of $96,289,38*;

(B)	For the four (4) year period commencing on the first day after the First New Rent Period (the “Second New Rent Period”):	$1,254,513.00 ($19.00/RSF) per annum, in equal monthly installments of $104,542.75;

(C)	For the three (3) year period beginning on the first day after the Second New Rent Period:	$1,353,553.50 ($20.50/RSF) per annum, in equal monthly installments of $112,796.12.”

*                    Notwithstanding the above, the monthly installment of Base Rent for the month of August, 2006 shall be payable at the reduced rate of $48,144.69 [Note:  50% of August rent.]

(v)            Section 5.2(a) of the Lease (as amended by the Second Amendment) is amended by deleting the same in its entirety and by substituting therefor the following:

“(a)       Payment of Tenant’s Percentage of Excess Taxes. Subject to and in accordance with Article 7, during the Term, Tenant will pay directly to Landlord as additional rent within thirty (30) days after receipt of Landlord’s bill, but in any event before delinquency, its Tenant’s Percentage of Excess Taxes. For purposes hereof, “Excess Taxes” means the amount of Taxes for the Project for each real estate tax fiscal year (or portion thereof) in excess of the Taxes for the Project for the 2006 real estate tax fiscal year (i.e., the period commencing on July 1, 2005 and ending on June 30, 2006).”

EXAMPLE— Calculation of Tenant’s Share of Excess Real Estate Taxes:

Tenant’s     share of Excess Real Estate Taxes any given year after its Base Year of Fiscal Year 2006 shall be computed as follows:

Real Estate Taxes — Tax Fiscal Year 2006:	$500,000	*
Real Estate Taxes — Tax Fiscal Year 2007:	$600,000
Increase in Real Estate Taxes:	$100,000

Tenant’s Percentage:	28.31%

Tenants Share of 2007 Real Estate Taxes:	$28,310

*All of the figures included in this Example, except for Tenant’s Percentage interest, are hypothetical and are not to be used in the actual calculation of Tenant’s real estate tax reimbursement.

(vi)         Section 6.2(a) of the Lease (as amended by the Second Amendment) is hereby amended by deleting the same in its entirety and by substituting the following therefor:

“(a)       Subject to and in accordance with Section 6.2(b) and Article 7, during the Term, Tenant will pay to Landlord as additional rent, within thirty (30) days after receipt of Landlord’s bill, its Tenant’s Percentage of ‘Excess Operating Costs’. For purposes hereof, ‘Excess Operating Costs’ shall be calculated separately for each of the East Wing, the West Wing (which for these purposes shall be deemed to include the Connecting Walkway Bridge Premises) and the Project (collectively, the “Operating Cost Segments” and each separately an “Operating Cost Segment”) and shall mean for each separately, the amount of the Operating Costs for the particular Operating Cost Segment for each calendar year (or portion thereof) in excess of the Operating Costs for the 2006 calendar year for such particular Operating Cost Segment. Both the base year and future year Operating Costs for each Operating Cost Segment shall be grossed up so as to reflect the Operating Costs which would have been incurred were the particular Operating Cost Segment ninety-five percent (95%) leased and occupied, provided that only such costs that vary with occupancy shall be so grossed up.”

(vii)      Section 6.2(b) of the Lease is hereby deleted in its entirety and the following shall be substituted therefor:

“(b)      Notwithstanding anything to the contrary contained in this Lease, Landlord shall calculate the Operating Costs separately for each of the East Wing, the West Wing (which for these purposes shall be deemed to include the Connecting Walkway Bridge Premises) and the Project so as to create three (3) categories of Operating Costs, for each of which Tenant shall have the applicable Tenant’s Percentage set forth in Section 1(h).”

(viii)   Section 14.2(i) of the Lease (as amended by the Second Amendment) is hereby deleted in its entirety and the following shall be substituted therefor:

(i)                “During the term, Tenant’s employees may park one hundred ninety (190) of their passenger cars in the parking garage located on the Project at no additional charge on a non-exclusive basis in the areas designated by Landlord from time to time for Tenant’s parking. Additionally, Tenant shall have the right to utilize ten (10) additional parking spaces located on the Adjacent Lot for parking for Tenant’s invitees and customers in the visitor’s parking area as so designated thereon by Landlord; and Tenant shall have the right to utilize two (2) additional parking spaces in the area shown on EXHIBIT G — SITE PLAN as the “Lake Street Parking Area” in a location designated by Landlord. Landlord reserves the right to relocate such ten (10) parking spaces from the Adjacent Lot to the parking garage upon thirty (30) days notice to Tenant and provided that said spaces are relocated to a mutually agreeable location in such garage; it being agreed that Landlord and Tenant will endeavor in good faith to develop a program to permit access to such ten (10) garage spaces for Tenant’s invitees and customers without the necessity of a card reader pass, including without limitation, the possible relocation by Landlord of the current card reader entrance. Tenant’s employees shall have access to the spaces described above in this clause (i) at all times, subject to emergencies or necessary repairs or maintenance or as otherwise may be necessary to protect life, safety or property. If Tenant does not use all of its parking spaces, Landlord may allow others to use such spaces at no charge, subject to Tenant’s rights to reclaim those spaces when needed.”

11.            Amendment of Taxes Provision. Section 5.2(b) of the Lease (as added by the Second Amendment) is hereby deleted in its entirety.

12.            Cleaning of Premises By Tenant. Section 10.2 of the Lease shall be amended by adding the following sentence at the end thereof:  “Tenant shall be responsible for all cleaning of the interior portions of the Premises (including, without limitation, the Connecting Walkway Bridge Premises) and Landlord shall have no obligations with respect to the same. All costs associated with such cleaning therewith shall be borne by Tenant without reimbursement from Landlord. Landlord shall be responsible for the cleaning of all common areas within the East and West Wings including, without limitation, the elevators, stairwells and stairways, and the cafeteria but not the Connecting Bridge

Premises. The costs for such cleaning shall be included as part of Operating Costs.”

13.            Payment Of All Utilities By Tenant. In accordance with Section 8 of the Lease, Tenant will pay when due, with respect to all of the Premises (including the New Premises as of the New Premises Commencement Date) all fees and costs for utility services furnished to the Premises including, without limitation, telephone, electricity, sewer, water and gas (if and to the extent furnished). Tenant’s electricity and other utilities, including, without limitation any electricity for heat pumps that serve the Premises, will be separately metered or sub-metered (the installation costs of such meters shall be deducted from the West Wing Premises Allowance), and Tenant will pay when due to the furnishing parties charges for all separately metered electricity or other utilities, or if sub-metered, to Landlord (and such amounts shall not be considered to be included in Operating Costs). If and to the extent that other utilities and services are not separately charged, Tenant will pay its share (as reasonably determined by Landlord) of costs therefor directly to Landlord as additional rent within thirty (30) days after receipt of Landlord’s bill, and such amounts shall not be considered to be included in Operating Costs.

14.            Landlord’s HVAC Maintenance Obligations. Notwithstanding the terms and provisions of Section 10 of the Lease (as amended by Section 6 of the Second Amendment), as of the New Premises Commencement Date, Landlord shall be responsible, subject to reimbursement through inclusion in Operating Costs, for all HVAC maintenance, repair and replacement of all Landlord-installed HVAC equipment serving the East Wing Premises and the West Wing Premises except for those portions of the HVAC system to Tenant areas that extend from the heat pumps of the HVAC system located within the East Wing Premises and the West Wing Premises, which portions Tenant shall have sole responsibility for at Tenant’s sole cost and expense.

Landlord shall perform such repair and maintenance obligations of all Landlord-installed HVAC equipment in the East Wing Premises and the West Wing Premises in accordance with EXHIBIT H — LANDLORD’S HVAC MAINTENANCE SCHEDULE attached hereto. In no event, however, shall Landlord have any repair, maintenance or repair obligations with respect to “Tenant’s Supplemental HVAC Units” listed on EXHIBIT E (2 of 2) — LIST OF TENANT’S SUPPLEMENTAL HVAC UNITS, each of which Units Tenant shall have the sole obligation, at Tenant’s sole cost and expense (without reimbursement by Landlord), to maintain, operate, repair and replace, as necessary.

15.            Installation By Tenant Of New HVAC Units. Provided that Landlord approves the location, design and distribution of such equipment, and provided the proposed installation of such equipment does not impact the structural integrity of the Building, Tenant shall have the right to install, at Tenant’s sole cost and expense, five additional HVAC units on the roof of the West Wing of the Building. Tenant shall be responsible to repair the roof of the West Wing associated with the initial installation of such equipment. Tenant shall also be responsible for any subsequent maintenance, repairs or replacements of such Tenant-installed equipment and any repairs associated therewith.  Upon the expiration of the term of the Lease, Landlord shall have the option to either (i) require Tenant to remove any and all of such equipment and to restore the roof and other elements of the Building to its prior condition, or (ii) direct Tenant to leave any such equipment in place, whereby such equipment shall become property of the Landlord upon the expiration of the term of the Lease.

16.            Brokers. Landlord and Tenant hereby represent and warrant to each other that neither has dealt with any real estate broker or agent in connection with the procurement of this Amendment except CB Richard Ellis N.E., whose commissions shall be paid by Landlord upon the completion and full execution of this Amendment, and not otherwise. Tenant shall indemnify and hold Landlord harmless from any costs, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any real estate broker or agent other than the aforementioned broker in connection with the procurement of this Amendment because of any dealings, acts or statements by Tenant. Landlord shall indemnify and hold Tenant harmless from any costs, expense or liability (including costs of suit and reasonable attorneys’ fees) for any compensation, commission or fees claimed by any real estate broker or agent other than the aforementioned broker in connection with the procurement of this Amendment because of any dealings, acts or statements by Landlord.

17.            Ratification of Lease. Except as otherwise expressly amended, modified and provided for in this Amendment, Tenant hereby ratifies all of the provisions, covenants and conditions of the Lease, and such provisions, covenants and conditions shall be deemed to be incorporated herein and made a part hereof and shall continue in full force and effect.

18.            Amendment Contains All Agreements. This Amendment contains all the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between the parties with respect to such subject matter.

19.            Authority of Parties. Landlord and Tenant each warrant to the other that the person or persons executing this Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

20.            Binding On Successors And Assigns. This Amendment shall be binding upon, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

21.            Effect of Invalidity of Certain Amendment Provisions. If any clause or provision of this Amendment is or should ever be held to be illegal, invalid or unenforceable under any present or future law applicable to the terms hereof, then and in that event, it is the intention of the parties hereto that the remainder of this Amendment shall not be affected thereby, and that in lieu of each such clause or provision of this Amendment that is illegal, invalid or unenforceable, such clause or provision shall be judicially construed and interpreted to be as similar in substance and content to such illegal, invalid or unenforceable clause or provision, as the context thereof would reasonably suggest, so as to thereafter be legal, valid and enforceable.

22.            Submission Not An Offer. Submission of this Amendment for examination or signature is without prejudice and does not constitute a reservation, option or offer, and this Amendment shall not be effective until execution and delivery by all parties.

23.            Execution In Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.            Consent of Mortgagee to Amendment. Notwithstanding the execution and delivery of this Amendment by Landlord, Landlord’s obligations under this Amendment shall be expressly subject to, and contingent upon, Landlord’s receipt of written approval by its mortgagee to the execution and delivery by Landlord of this Amendment, which Landlord shall use diligent efforts to obtain within thirty (30) days after the date of this Amendment. In the event that Landlord fails to obtain such written consent by Landlord’s mortgagee within such thirty (30) day period, Landlord shall have the right to rescind its execution of this Amendment and thereby render this Amendment null and void, by written notice provided to Tenant within thirty (30) days after the expiration of such thirty (30) day period.

25.            Landlord’s Operation of Cafeteria for Project. Landlord shall have the right, but not the obligation, to operate in the Building, at Landlord’s sole discretion, a breakfast and lunch cafeteria for employees and invitees of the Project selling bagels, donuts, yogurt, fruit, coffee, and cereal and like items for breakfast, and sandwiches, salads, snack and like items, including soft-drink beverages, for lunch. In the event Landlord elects to install and operate a cafeteria within either the East or West Wings, and in the event that the cafeteria operates at an annual deficit, then Tenant agrees to contribute, on an annual basis, the lesser of (i) the annual deficit for which Landlord is responsible to the cafeteria operator multiplied by Tenant’s Project Percentage of 28.31% or (ii) $10,000 (such lesser amount each year shall be referred to herein as the “Annual Deficit Amount”).   Landlord shall conduct the billing for the Annual Deficit Amount (if any) to Tenant one time each year during the Term, and such amount shall be due from Tenant, as additional rent, within thirty (30) days of Landlord’s billing therefor. If Landlord chooses to operate a cafeteria, Landlord shall have the right, at its sole option, to select a third party to operate the same. Landlord shall be under no obligation to operate such cafeteria, and Landlord shall have the right to discontinue, upon thirty (30) days’ prior notice to Tenant (the “Cafeteria Termination Notice”), the operation of such cafeteria at any time for any reason without recourse or liability to Tenant or the other tenants of the Project. If, however, Landlord notifies Tenant, at the time that Landlord delivers the Cafeteria Termination Notice, that the sole reason for delivering the Cafeteria Termination Notice was that the Annual Deficit Amount has either exceeded, or was projected to exceed, $10,000, Tenant shall have the right to discuss with Landlord during the thirty (30) day period after Landlord’s delivery of the Landlord’s Cafeteria Notice the possibility of Tenant accepting a larger annual financial obligation for the Annual Deficit Amount than $10,000. In the event, however, that the parties fail to enter into a written agreement (which neither party shall be obligated to enter into) regarding such larger financial contribution by Tenant prior to the end of such thirty (30) day period, the Cafeteria Termination Notice shall remain effective and shall serve to terminate Landlord’s obligation to operate the cafeteria as of the end of such thirty (30) day period.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as a sealed instrument on the date first indicated above.

LANDLORD:

HARVARD MILLS LIMITED PARTNERSHIP,
a Massachusetts limited partnership

By:	Taurus-Harvard Mills, Inc.,
a Massachusetts corporation, its General Partner

	By:	/s/ PETER A. MERRIGAN
Peter A. Merrigan
Executive Vice President

TENANT:

EDGEWATER TECHNOLOGY (DELAWARE), INC., a Delaware corporation

By:	/s/ David Clancey
	Name:	DAVID CLANCEY
	Title:	Executive Vice President & CTO

By:	/s/ Kevin Rhodes
	Name:	KEVIN RHODES
	Title:	Vice President Finance & Coop Secretary